UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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Hoku Scientific, Inc.

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HOKU SCIENTIFIC, INC.

1075 Opakapaka Street

Kapolei, Hawaii 96707

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 6, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of HOKU SCIENTIFIC, INC., a Delaware corporation. The meeting will be held on Thursday, September 6, 2007 at 10:00 a.m. local time at the Sheraton Princess Kaiulani Hotel, Momoyama Restaurant, Peach Room, 120 Kaiulani Avenue, Honolulu, Hawaii 96815 for the following purposes:

1.	To elect two directors to hold office until the 2010 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2008.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is July 9, 2007. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Dustin M. Shindo

Dustin M. Shindo,

Chairman of the Board, President and Chief Executive Officer

Kapolei, Hawaii

July 30, 2007

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed by your broker or bank, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

HOKU SCIENTIFIC, INC.

1075 Opakapaka Street

Kapolei, Hawaii 96707

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

September 6, 2007

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Hoku Scientific, Inc., or Hoku, is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders, or the 2007 Annual Meeting. You are invited to attend the 2007 Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about August 3, 2007 to all stockholders of record entitled to vote at the 2007 Annual Meeting.

Who can vote at the 2007 Annual Meeting?

Only stockholders of record at the close of business on July 9, 2007 will be entitled to vote at the 2007 Annual Meeting. On this record date, there were 16,797,356 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 9, 2007 your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the 2007 Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 9, 2007 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2007 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the 2007 Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of Ernst & Young LLP as our independent registered public accounting firm, for our fiscal year ending March 31, 2008.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2007 Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the 2007 Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

➢	To vote in person, come to the 2007 Annual Meeting and we will give you a ballot when you arrive.

➢	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the 2007 Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Hoku. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the 2007 Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 9, 2007.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” each of the proposals. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2007 Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

➢	You may submit another properly completed proxy card with a later date.

➢	You may send a written notice that you are revoking your proxy to Hoku’s Secretary at Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707.

➢	You may attend the 2007 Annual Meeting and vote in person. Simply attending the 2007 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by April 1, 2008, to Hoku’s Secretary at Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so by no earlier than the close of business on May 10, 2008 and no later than the close of business on June 9, 2008. You are also advised to review Hoku’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of a director, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for the ratification of Ernst & Young LLP as our independent registered public accounting firm and will have the same effect as an “Against” vote. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. On non-routine items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

➢	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withhold” will affect the outcome.

➢	To be approved, Proposal 2, the ratification of Ernst & Young LLP, as our independent registered public accounting firm, must receive a “For” vote by the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. If you do not vote, it will have no effect. Broker non-votes will also have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the 2007 Annual Meeting or by proxy. On the record date, there were 16,797,356 shares outstanding and entitled to vote. Thus, 8,398,679 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the 2007 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the 2007 Annual Meeting?

Preliminary voting results will be announced at the 2007 Annual Meeting. Final voting results will be published in Hoku’s quarterly report on Form 10-Q for the second quarter of fiscal 2008.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

PROPOSAL 1

ELECTION OF DIRECTORS

Hoku’s Board of Directors, or the Board, is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director’s successor is elected and qualified. This includes vacancies created by an increase in the number of directors.

The independent members of our Board have recommended and approved the nomination of Karl M. Taft, III and Kenton T. Eldridge to our Board. The nomination of Messrs. Taft and Eldridge was also approved by the full Board. If elected at the 2007 Annual Meeting, Messrs. Taft and Eldridge would each serve until the 2010 annual meeting and until his respective successor is elected and has qualified, or until his earlier death, resignation or removal.

It is our policy to encourage directors and nominees for director to attend our annual meetings. Messrs. Shindo, Eldridge, Fujie and Taft attended the 2006 Annual Meeting. The following is a brief biography of each of the nominees for director and each director whose term will continue after the 2007 Annual Meeting and their ages as of June 30, 2007.

Nominee for Election for a Three-year Term Expiring at Our 2010 Annual Meeting

Karl M. Taft III	Mr. Taft, one of our founders, has served as our Chief Technology
Age 34

Officer since March 2001 and as a member of our Board since August 2001. From October 1996 to March 2001, Mr. Taft held various positions at PCC Structurals, Inc., a manufacturer of titanium casting, including Lead Manager for Research and Development, Industrial Engineer and Research Chemist. In 2000, Mr. Taft was an Adjunct Professor at Portland State University. Mr. Taft has a B.A. in Chemistry from Pacific University, an M.S. in Environmental Science and Engineering from Oregon Graduate Institute and an M.B.A. from Portland State University.

Kenton T. Eldridge	Mr. Eldridge has served as a member of our Board since April 2004.
Age 64

Since March 2006, Mr. Eldridge has served as a co-founder and partner of Sennet Capital, a merchant bank. From March 1983 to August 1997, Mr. Eldridge served in various executive positions for DFS Group Limited, a traveler retailer, including Regional President, Taiwan Region, Regional President, Asian Marketing and Regional President, Alaska Division. Since January 2000, Mr. Eldridge has served as a director and a member of the audit committee of American Savings Bank, F.S.B., a subsidiary of HEI Diversified, Inc., a subsidiary of Hawaiian Electric Industries, Inc. Mr. Eldridge has a B.A. and an M.A. in History and an M.B.A. from the University of New Hampshire

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES.

Directors Continuing in Office Until Our 2008 Annual Meeting

Dustin M. Shindo	Mr. Shindo, one of our founders, has served as our Chairman of the
Age 33

Board, President and Chief Executive Officer since March 2001. From November 1999 to February 2001, Mr. Shindo was a founder and Chief Executive Officer of Activitymax, Inc., a small privately-held travel reservation software company, where Mr. Shindo was responsible for managing customer relationships, developing the company’s marketing program and managing the operations of the company. From August 1999 to April 2000, Mr. Shindo was a business consultant at The Lucas Group, a strategic consulting firm, where Mr. Shindo focused on business strategy projects as part of multi-person engagement teams. In 1995, Mr. Shindo founded Mehana Brewing Company, a privately-held microbrewery, where he continues to serve as President and as a member of the board of directors. Mr. Shindo’s family manages the day-to-day operations of Mehana Brewing Company and Mr. Shindo’s time commitment is not significant. In 2006, Mr. Shindo founded Kai Technologies, Inc., a privately held company formed to explore business opportunities related to medical devices, where he continues to serve as Chief Executive Officer and Chairman of the Board of Directors. Mr. Shindo’s time commitment in Kai Technologies, Inc. is not significant. Mr. Shindo devotes substantially all of his time to the management of Hoku. Mr. Shindo has a B.A. in Accounting from the University of Washington and an M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia.

Karl E. Stahlkopf, Ph.D.	Dr. Stahlkopf has served as a member of our Board since July 2002.
Age 66

Since May 2002, Dr. Stahlkopf has been Senior Vice President, Energy Solutions and Chief Technology Officer of Hawaiian Electric Company, Inc., a subsidiary of Hawaiian Electric Industries, Inc. Since December 2002, Dr. Stahlkopf has also served as President of Renewable Hawaii, Inc., a subsidiary of Hawaiian Electric Company, Inc. From November 1973 to April 2002, Dr. Stahlkopf served as Vice President of Power Delivery and Utilization at Energy Power Research Institute, or EPRI, an independent, non-profit center for electricity and environmental research. During his tenure at EPRI, Dr. Stahlkopf was also a founder and served as the President and Chief Executive Officer of EPRI Solutions, a subsidiary of EPRI, and was Chairman of the Board of Directors of Sure-Tech, LLC, a manufacturer of power electronic devices. Dr. Stahlkopf has a B.S. in Electrical Engineering and Naval Science from the University of Wisconsin and an M.S. and Ph.D. in Nuclear Engineering from the University of California, Berkeley.

Directors Continuing in Office Until Our 2009 Annual Meeting

Dean K. Hirata	Mr. Hirata has served as a member of our Board since January 2007.
Age 50	Mr. Hirata has served since 2006 as Vice Chairman and Chief Financial Officer of Central Pacific Financial Corp., the holding company of Central Pacific Bank. From 2004 to 2006, he served as Executive Vice President and Chief Financial Officer of Central Pacific Financial Corp. From 2002 to 2004, he served as Executive Vice President and Chief Financial Officer of CB Bancshares, Inc., a bank holding company, whose principal subsidiary was City Bank. From 1999 to 2002, he served as Senior Vice President and Chief Financial Officer of CB Bancshares. From 1990 to 1999, Mr. Hirata served as Controller of First Hawaiian Bank. From 1980 to 1990, Mr. Hirata was with KPMG LLP, an independent registered public accounting firm. Mr. Hirata holds a Bachelor in Business Administration from the University of Hawaii.

Independence of the Board of Directors

As required under The NASDAQ Global Market, or NASDAQ, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his family members, and Hoku, our senior management and our independent registered public accounting firm, the Board affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Eldridge, Mr. Hirata and Dr. Stahlkopf. In making this determination, the Board found that none of the directors have a material or other disqualifying relationship with Hoku. The Board specifically considered Dr. Stahlkopf’s position as Senior Vice President, Energy Solutions and Chief Technology Officer of Hawaiian Electric Company, Inc., a subsidiary of Hawaiian Electric Industries, Inc., and our selection in May 2007, by Hawaiian Electric Company, Inc. to negotiate a contract for the installation of a 167 kilowatt photovoltaic system and for our sale to Hawaiian Electric Company, Inc. of the power generated by that system over a proposed 20-year period. Dr. Stahlkopf is not involved in such negotiations and has no direct or indirect material interest in the proposed contract.

Information Regarding the Board of Directors and its Committees

As required under applicable NASDAQ listing standards, in fiscal 2007 our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Audit Committee

In fiscal 2007, our Audit Committee was comprised of Mr. Eldridge and Dr. Stahlkopf for the full fiscal year and each of Paul K. Yonamine, Lloyd M. Fujie and Dean K. Hirata for a portion of the fiscal year. Mr. Yonamine did not stand for re-election at the 2006 Annual Meeting of Stockholders. Mr. Fujie was elected to the Board of Directors at the 2006 Annual Meeting of Stockholders and passed away in December 2006. Mr. Hirata was appointed to the Board of Directors in January 2007. Each member of the Audit Committee was also during their term of service a non-employee member of our Board. Messrs. Yonamine and Fujie previously served as the chairman of our Audit Committee and Mr. Hirata is the current chairman of the Audit Committee. Our Board determined that each of Messrs. Yonamine and Fujie was, and Mr. Hirata is, an “audit committee financial expert” as defined under Securities Exchange Commission, or SEC, rules and regulations by virtue of their business backgrounds and experience. We believe that the composition of our Audit Committee meets the current requirements for independence and financial sophistication under NASDAQ and SEC rules and regulations. In addition, our Audit Committee has the specific responsibilities and authority necessary to comply with NASDAQ and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Our Audit Committee is responsible for, among other things:

•	overseeing and monitoring:

•	our corporate accounting and financial reporting practices and the audits of our financial statements;

•	our systems of internal accounting and financial controls;

•	the quality and integrity of our financial statements and reports; and

•	the qualifications, independence and performance of our independent registered public accounting firm;

•	appointing an independent registered public accounting firm to audit our financial statements;

•	preparing the Audit Committee report that the rules and regulations of the SEC require be included in our annual proxy statement;

•	providing our Board with the results of its monitoring and recommendations; and

•	providing our Board with additional information and materials as it deems necessary to make our Board aware of significant financial matters that require the attention of our Board.

The Audit Committee met nine times during fiscal 2007. The Audit Committee has adopted a written Audit Committee Charter which may be found at www.hokuscientific.com under Company Information in the “Corporate Governance” section.

Compensation Policy

Due to the small size of our Board, we do not have a separate Compensation Committee. All matters related to the compensation of our President and Chief Executive Officer, Chief Technology Officer and other executive officers is reviewed and approved by a majority of the members of our Board who qualify as “outside directors” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the 1934 Act. During fiscal 2007, such directors were Messrs. Eldridge, Fujie, Hirata, Yonamine and Dr. Stahlkopf.

Nominating and Corporate Governance Policy

Due to the small size of our Board, we do not have a separate Nominating and Corporate Governance Committee. The Board believes that the independent members of the Board, Messrs. Eldridge and Hirata and Dr. Stahlkopf, can effectively meet in executive sessions performing the functions of a standing Nominating and Corporate Governance Committee. The independent members are responsible for recommending and approving nominees for election to the Board. The independent members are also responsible for identifying, reviewing and evaluating candidates to serve as members of the Board, reviewing and evaluating incumbent directors, selecting candidates for nomination to the Board and the membership of the committees of the Board. Our Nominating and Corporate Governance Policy can be found on our corporate website at www.hokuscientific.com under Company Information in the “Corporate Governance” section.

The Board believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Board also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Hoku, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of Hoku’s stockholders. However, the Board retains the right to modify these qualifications from time to time. Candidates for director are reviewed in the context of the current composition of the Board, the operating requirements of Hoku and the long-term interests of stockholders. In conducting this assessment, the Board and the independent members consider diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Hoku, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Board and the independent members review such directors’ overall service to Hoku during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Board and the independent members also determine whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

The Board uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Board conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Board and the independent members meet to discuss and consider such candidates’ qualifications. Nominees are approved and recommended by the independent members and are also approved by the full Board. To date, the Board has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Board has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Board will consider director candidates recommended by stockholders. The Board and independent members do not intend to alter the manner in which they evaluate candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Board to become nominees for election to the Board may do so by delivering a written recommendation to the Board at the following address: Hoku’s Secretary at Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707 at least 120 days prior to the anniversary date of the mailing of Hoku’s proxy statement for the last annual meeting of Hoku stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of Hoku’s capital stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Meetings of the Board of Directors and Attendance

The Board met 20 times and the Audit Committee met nine times during the fiscal 2007. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the Audit Committee, held during the period for which he was a director or committee member, respectively.

Stockholder Communications with the Board of Directors

Stockholders who wish to communicate with the Board or any of its members regarding nominations of directors or other matters may do so by sending written communications addressed to our Secretary at Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707. All stockholder communications received by Hoku that are addressed to the attention of the Board will be compiled by our Secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chairman of the Audit Committee. Nominations of directors or other matters put forth by our stockholders will be reviewed by the Board.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or the Code, that applies to all our officers, directors and employees. The Code is available on our corporate website at www.hokuscientific.com under Company Information in the “Corporate Governance” section. If we make any substantive amendments to the Code or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

COMPENSATION OF DIRECTORS

The non-employee members of our Board are reimbursed for travel, lodging and other reasonable expenses incurred in attending our Board or Audit Committee meetings. Non-employee members of our Board do not currently receive cash compensation for attending Board or Audit Committee meetings. Messrs. Shindo and Taft do not receive any additional compensation for their service on our Board.

Each non-employee director receives stock option grants under the 2005 Non-Employee Directors’ Stock Option Plan, or the Directors’ Plan. Only non-employee directors of Hoku are eligible to receive options under the Directors’ Plan. Options granted under the Directors’ Plan are non-qualified stock options. Our Directors’ Plan provides for the automatic grant of options to purchase shares of common stock to our non-employee directors. The exercise price of options granted under the Directors’ Plan is 100% of the fair market value of the common stock subject to the stock option on the date of grant. Each individual who first becomes a non-employee director will receive an initial stock option grant to purchase 20,000 shares of common stock, and on the date of each annual meeting of stockholders, each person who is then a non-employee director and has served for at least six months prior to such annual meeting will receive an annual option grant to purchase 6,666 shares of common stock. Initial grants vest as to 1/36th of the shares monthly over three years and annual grants vest as to 1/12th of the shares monthly commencing on the second anniversary of the date of grant, subject in each case to the recipient’s continued service as a director. The term of options granted under the Directors’ Plan is 10 years. During fiscal 2007, no options to purchase shares were exercised by our current non-employee directors.

During fiscal 2007, due to our change in strategic direction and the increased time commitment required of our non-employee directors, the Board of Directors determined to grant each of Messrs. Eldridge, Fujie and Hirata and Dr. Stahlkopf a fully-vested stock award pursuant to the 2005 Equity Incentive Plan as more fully discussed in footnote (1) to the table below.

The following table outlines the compensation paid to our non-employee directors for services rendered to us in fiscal 2007.

Director Compensation

Name	Stock Awards ($)(1)	Option Awards ($)(2)(3)		Total ($)
Kenton T. Eldridge	$25,000	$60,209	(7)	$85,209
Lloyd M. Fujie (4)	9,997	8,215	(8)	18,212
Dean K. Hirata (5)	9,997	2,688	(9)	12,685
Karl E. Stahlkopf	25,000	60,209	(7)	85,209
Paul K. Yonamine (6)	—	75,880	(10)	75,880

(1)	Value based on the expense recognized for financial statement reporting purposes. The grant date fair value for each share of common stock is based on the closing price of Hoku common stock on the date of grant. Each stock award was fully-vested as of the date of grant. During fiscal 2007, we issued our non-employee directors the following fully vested shares of common stock: Mr. Eldridge—6,329 shares; Mr. Fujie—2,531 shares; Mr. Hirata—1,811 shares; Dr. Stahlkopf—6,329 shares; and no shares were granted to Mr. Yonamine. As of March 31, 2007 our non-employee directors did not hold any shares of unvested common stock.
(2)	Value based on the dollar amount of stock option expense recognized for financial statement reporting purposes pursuant to SFAS No. 123(R) during fiscal 2007 for stock options granted to such non-employee director in fiscal 2007 and in prior fiscal years. The assumptions made in the valuation of the stock options are discussed in footnote 7, “Stockholders’ Equity—Stock Based Compensation” to our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended March 31, 2007.

(3)	As of March 31, 2007 our current non-employee directors each held an aggregate number of stock options as follows: Mr. Eldridge 39,999 shares; Mr. Hirata 20,000 shares; and Dr. Stahlkopf—39,999 shares. During fiscal 2007, we granted pursuant to the Directors’ Plan (a) each of Mr. Eldridge and Dr. Stahlkopf a stock option for 6,666 shares at an exercise price of $3.93, (b) Mr. Hirata a stock option for 20,000 shares at an exercise price of $3.00 per share and (c) Mr. Fujie a stock option for 20,000 shares at an exercise price of $3.93 per share.
(4)	Mr. Fujie was elected to the Board of Directors in September 2006 and passed away in December 2006.
(5)	Mr. Hirata was appointed to the Board of Directors in January 2007.
(6)	Mr. Yonamine did not stand for re election at the 2006 Annual Meeting of Stockholders held in September 2006.
(7)	The aggregate grant date fair value of such stock option is $310,997.
(8)	The aggregate grant date fair value of such stock option is $78,600.
(9)	The aggregate grant date fair value of such stock option is $60,000.
(10)	The aggregate grant date fair value of such stock option is $353,058.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the our common stock as of June 30, 2007 by:

•	each director and nominee for director;

•	each of our executive officers; and

•	all executive officers, directors and the nominee as a group.

As of June 30, 2007, other than Dustin M. Shindo, our Chairman of the Board, President and Chief Executive Officer, and Karl M. Taft III, our Chief Technology Officer, we are not aware of any single stockholder that holds more than 5% of our outstanding capital stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707.

Beneficial Owner	Shares Issuable Pursuant to Options Exercisable Within 60 days of June 30, 2007	Shares of Common Stock Beneficially Owned(1)	Percent
Dustin M. Shindo(2)	—	3,036,137	18.1%
Karl M. Taft III(3)	93,333	1,078,465	6.4
Kenton T. Eldridge(4)	39,999	112,994	*
Dean K. Hirata	20,000	21,811	*
Karl E. Stahlkopf	39,999	46,328	*
Darryl S. Nakamoto	113,333	123,606	*
Scott B. Paul	183,333	193,496	*
All executive officers, directors and nominees as a group (7 persons)	489,997	4,612,837	26.7%

*	Less than one percent.
(1)	This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, options to purchase shares of our common stock that are exercisable within 60 days of June 30, 2007 are deemed to be beneficially owned by the persons holding these options and warrants for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Applicable percentages are based on 16,789,856 shares outstanding on June 30, 2007, adjusted as required by rules promulgated by the SEC.
(2)	Includes shares held in the Dustin M. Shindo Trust dated September 23, 2005.
(3)	Includes 985,132 shares held in the Karl M. Taft III Trust dated November 25, 2005.
(4)	Includes 66,666 shares held in the Kenton T. Eldridge, Trustee of the Kenton T. and Hannelore G. Eldridge Trust dated Sept. 1984.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the 1934 Act requires Hoku’s directors and executive officers, and persons who own more than ten percent of a registered class of Hoku’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Hoku. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Hoku with copies of all Section 16(a) forms they file.

To Hoku’s knowledge, based solely on a review of the copies of such reports furnished to Hoku and written representations that no other reports were required, during the fiscal year ended March 31, 2007, and all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

Our executive compensation policies and practices are established and administered by the independent members of our Board of Directors, which currently include Messrs. Eldridge and Hirata and Dr. Stahlkopf, collectively the Independent Members. During fiscal 2007, Paul K. Yonamine and Lloyd M. Fujie also served as Independent Members. The Independent Members have implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of Hoku’s executive officers with those of our stockholders. The overall goal of the Independent Members is to develop compensation practices to allow Hoku to attract and retain the people needed to define, create and market industry-leading products. We only have four executive officers, each of whom for SEC reporting purposes is considered a named executive officer.

To achieve our goals, the Independent Members have approved executive compensation that is based on a combination cash and equity compensation. We provide significant equity-based compensation pursuant to our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan is designed to provide a longer-term incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to Hoku’s long-term growth. We also pay cash incentive payments to executive officers based on meeting performance goals.

The Independent Members have not adopted any formal guidelines for allocating total compensation between cash and equity compensation. We believe that performance and equity-based compensation are important components of the total executive compensation package for maximizing stockholder value while, at the same time, attracting, motivating and retaining high-quality executives.

Annual Review of Cash and Equity Compensation

We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. The Independent Members have historically taken into account publicly available data relating to the compensation practices and policies of other companies within and outside our industry. We have not historically benchmarked our executive compensation against any peer companies; however, in fiscal 2007, the Independent Members reviewed data derived from the 2006 Radford Executive Survey in connection with their review of our executive compensation. In the fourth quarter of fiscal 2007, the Independent Members retained Watson Wyatt, a compensation consultant, to assist the Independent Members in their review of Hoku’s executive compensation policies and procedures. Watson Wyatt has not been retained to provide any other services to Hoku. Our Independent Members may in the future retain the services of third-party executive compensation specialists from time to time, as they see fit, in connection with the establishment of cash and equity compensation and related policies going forward.

Compensation Components

Our executive compensation is based on three components: (1) base salary, (2) cash incentive payments and (3) equity awards, each of which is intended to support the overall compensation philosophy.

Base Salary

The Independent Members recognize the importance of maintaining compensation levels competitive with other leading technology companies with which Hoku competes for personnel. The Independent Members have maintained the base salary component of executive compensation at levels it believes to be below industry medians, other than for our chief executive officer commencing in fiscal 2007, and compensated for the lower salaries with performance-based cash incentive payments and equity awards as discussed below. The Independent Members review with the President and Chief Executive Officer an annual salary plan for Hoku’s executive officers, other than the President Chief Executive Officer. The annual salary plan is modified as deemed appropriate and approved by the Independent Members. The annual salary plan also takes into account past performance and expected future contributions of the individual executive officer. We do not apply specific formulas to determine base salary increases.

Cash Incentive Payments

We utilize cash incentive payments to reward performance achievements within a time horizon of approximately one year. The cash incentive payments are intended to compensate executive officers for achieving corporate objectives and, commencing in fiscal 2008, for achieving what the Independent Members believe to be value-creating individual objectives, each as proposed by management. Our cash incentive payments are paid in cash in an amount reviewed and approved by the Independent Members. Final determinations as to cash incentive payments are in part based on the achievement of these corporate or individual objectives, as well as an assessment as to our overall success and the development and our business. In reviewing the performance of each executive officer, the Independent Members also consider each executive officer’s level of leadership, teamwork and general participation in the development of individuals who report to the executive officer. These corporate or individual objectives, and the proportional emphasis placed on each objective may vary, from time to time, depending on our overall strategic objectives, but relate generally to factors such as revenue targets, progression of existing products under development, execution on our strategic solar initiatives and financial factors such as raising capital and improving our results of operations.

Equity Awards

We believe that superior long-term performance is achieved through an ownership culture that encourages performance by our executive officers through the use of stock and stock-based awards. Our 2005 Equity Incentive Plan has been established to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of our stockholders. We have not adopted stock ownership guidelines, and, other than for our co-founders, Messrs. Shindo and Taft, our 2005 Equity Incentive Plan has provided the principal method for our executive officers to acquire equity in Hoku. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 2005 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our common stock. Stock options are granted at not less than fair market value and have value only if our stock price increases. All equity awards to our employees, including executive officers, and to our directors in fiscal 2007 were granted at the closing price of our common stock as reported on the NASDAQ Global Market for the trading day preceding the date of grant. Our current practice is not to grant stock option awards to executive officers and our employees at times when we are in possession of material non-public information. Mr. Shindo, our President and Chief Executive Officer, may grant stock options for up to an aggregate of 66,666 shares per fiscal quarter to employees, other than executive officers, pursuant to authority delegated to him by the Board of Directors.

In fiscal 2007, our named executive officers were awarded stock options and fully-vested stock awards under our 2005 Equity Incentive Plan in the amounts indicated in the section below entitled “Grants of Plan-Based Awards” and “Option Exercises and Stock Vested.” Authority to make equity grants to executive officers rests with the Independent Members, although, the Independent Members do consider the recommendations of our President and Chief Executive Officer for executive officers other than himself.

Fiscal 2007 Compensation Decisions and Plans

Base Salary

The Independent Members, in consultation with Watson Wyatt, increased the base salary of Mr. Shindo, our President and Chief Executive Officer, by 58.3%, from $240,000 to $380,000 effective February 2007. This increase was designed to compensate Mr. Shindo at approximately the 50th percentile of chief executive officers at comparable companies. The Independent Members determined not to increase the base salaries of Mr. Nakamoto, our Chief Financial Officer, Treasurer and Secretary, Mr. Paul, our Vice President, Business Development and General Counsel, and Mr. Taft, our Chief Technology Officer in fiscal 2007 or for fiscal 2008. The Independent Members determined that such executive officers should instead be compensated through performance-based cash incentive payments and equity awards designed to drive long-term stockholder value.

Fiscal 2007 Executive Incentive Compensation Plan

In July 2006, the Independent Members approved our Fiscal 2007 Executive Incentive Compensation Plan, or the 2007 Plan. Each incentive payment under the 2007 Plan could consist of either a cash payment, a stock award pursuant to our 2005 Equity Incentive Plan or both, at the sole discretion of the Independent Members. For fiscal 2007, each executive officer’s incentive payment, except for the Chief Executive Officer’s incentive payment, was split among five categories of corporate targets as follows, as determined by the Independent Members:

•	Business development and technical successes for Hoku Fuel Cells;

•	Business development successes for Hoku Materials;

•	Securing key supplies for Hoku Solar;

•	Increasing stockholder value; and

•	Successful completion of corporate governance initiatives.

The target and maximum amount of an incentive payment an executive officer could receive upon achievement of the corporate targets was originally set at 200% of the executive officer’s base salary as of April 1, 2006. The amount of incentive payment allocated to each of the above categories was weighted differently for each executive officer. The amount of the Chief Executive Officer’s incentive payment was originally to have been calculated by applying the average incentive payment received by the other executive officers as a percentage of such executive officers’ base salary to the Chief Executive Officer’s base salary.

In February 2007, the Independent Members determined that due to changes in Hoku’s strategy since July 2006, including the decision to minimize future investments in Hoku Fuel Cells, as well as the fact that Hoku would not be required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for fiscal 2007, that the corporate targets set in July 2006 should not be exclusively used to determine the incentive payments to be paid to the executive officers. The Independent Members believed that the executive officers had made significant progress during fiscal 2007 in line with Hoku’s overall strategy and, therefore, should also be evaluated based upon such achievements. In addition, the Independent Members believed that the changes in strategy required a shift in commitment by the executive officers to certain retained aspects of Hoku’s strategy which were not contemplated in July 2006. In February 2007, the Independent Members also determined that 100% of the incentive payments under the 2007 Plan were to be allocated to a fully-vested stock award, or a stock bonus, to be issued at a later date. In April 2007, the Independent Members determined that 50% of the incentive payment under the 2007 Plan was instead to be allocated to cash and 50% was to be allocated to the stock bonus. Based on their revised evaluation of the contributions made by each executive officer, the Independent Members determined to award the following amounts at the following achievement levels:

Name	Title	Base Salary as of April 1, 2006	Target/ Maximum Cash Value of Stock Bonus ($)(1)	Percentage Achievement of Target		Actual Cash Payment	Actual Cash Value of Stock Bonus ($)(1)
Dustin M. Shindo	Chairman of the Board of Directors, President and Chief Executive Officer	$240,000	$480,000	100	%(2)	$240,000	$240,000
Karl M. Taft III	Chief Technology Officer	90,000	180,000	75	(3)	67,500	67,500
Darryl S. Nakamoto	Chief Financial Officer, Treasurer and Secretary	90,000	180,000	50	(4)	45,000	45,000
Scott B. Paul	Vice President, Business Development and General Counsel	90,000	180,000	75	(5)	67,500	67,500

(1)	The number of shares of common stock subject to each stock bonus was determined by dividing the cash value of the stock bonus by $4.38 on May 11, 2007, the closing price of our common stock as reported on the NASDAQ Global Market on the date of grant of such stock bonus, the third business day following the announcement of our results for the fiscal year ended March 31, 2007. Each executive officer was originally eligible to receive a stock bonus with a value up to a maximum of 200% of such executive officer’s base salary as of April 1, 2006.
(2)	Mr. Shindo’s incentive payment was targeted at 200% of his base salary as of April 1, 2006. Mr. Shindo achieved 100% of his target based on his success in securing the polysilicon supply agreement with Sanyo Electric Company, Ltd. and execution on strategic initiatives.
(3)	Mr. Taft’s incentive payment was targeted at 200% of his base salary as of April 1, 2006. Mr. Taft achieved 75% of his target based on his success in securing contracts with CH2M Hill Lockwood Greene and Graeber Engineering Consultants GmbH and MSA Apparatus Construction for Chemical Equipment Ltd.
(4)	Mr. Nakamoto’s incentive payment was targeted at 200% of his base salary as of April 1, 2006. Mr. Nakamoto achieved 50% of his target based on his support of each of the other executive officers in achieving their goals as Mr. Nakamoto’s primary goal for fiscal 2007 of preparing Hoku for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 was delayed until fiscal 2008.
(5)	Mr. Paul’s incentive payment was targeted at 200% of his base salary as of April 1, 2006. Mr. Paul achieved 75% of his target based on his negotiations for polysilicon supply agreements with Global Expertise Wafer Division, Ltd., a wholly-owned subsidiary of Solar-Fabrik AG and another potential customer. Mr. Paul was eligible to receive an additional amount equal to 50% of his base salary as of April 1, 2006 had one or both of the contracts been executed prior to February 28, 2007.

Fiscal 2008 and 2009 Incentive Compensation Plan

In February 2007, the Independent Members approved for fiscal 2008 and 2009, respectively, (1) the base salary, (2) the stock bonus targets, (3) a restricted stock award for our President and Chief Executive Officer and (4) the stock option targets for our executive officers other than our President and Chief Executive Officer. The Independent Members also approved corporate and individual objectives for each executive officer for fiscal 2008 within the following categories:

•	Capital raising activities;

•	Operating results, including revenue, gross margin and net income; and

•	Implementation of Sarbanes-Oxley initiatives.

The Independent Members selected corporate and individual objectives that they believe align the interests of our stockholders with those of our executive officers and which are designed to meet both short-term goals and lay the foundation for long-term growth and success.

President and Chief Executive Officer

Name	Fiscal 2008 and 2009 Base Salary($)(1)	Fiscal 2008 and 2009 Cash Value of Stock Bonus Target($)(2)	Fiscal 2008 Restricted Stock Award(#)(3)
Dustin M. Shindo	$380,000	$760,000	200,000

(1)	This increase in Mr. Shindo’s salary was effective as of February 7, 2007.
(2)	Mr. Shindo will be entitled to receive a fully-vested stock award under our 2005 Equity Incentive Plan in the form of a stock bonus if certain corporate performance targets are achieved that are set for Mr. Shindo by the Independent Members for fiscal 2008 and 2009, respectively, as may be modified by them from time to time. The cash value reflected in the table above represents the maximum potential stock bonus issuable to Mr. Shindo and is equal to 200% of Mr. Shindo’s annual base salary. The Independent Members will ultimately determine the amounts and the timing of the issuance of any stock bonus to Mr. Shindo in their sole discretion. In order for Mr. Shindo to be eligible to receive a stock bonus in the applicable fiscal year, Mr. Shindo must also continue to be our employee as of the last day of the applicable fiscal year and on the applicable date of issuance of the stock bonus.

(3)	The restricted stock award for 200,000 shares of common stock was issued pursuant to our 2005 Equity Incentive Plan on May 11, 2007, the third business day following the announcement of our results for the fiscal year ended March 31, 2007. The restricted stock award will vest 1/24 per month, commencing on April 1, 2007. The restricted stock award will be subject to accelerated vesting such that 50% of the unvested shares subject to such restricted stock award shall automatically vest upon the consummation of a change of control of Hoku in the event that Mr. Shindo’s employment with us is terminated without cause or Mr. Shindo terminates his employment with us voluntarily for good reason within twelve months following a change of control, subject to his execution of a general release in favor of Hoku.

The Independent Members also approved the payment of personal expenses incurred by Mr. Shindo not to exceed $10,000 for fiscal 2008 and the hiring of an hourly employee to assist Mr. Shindo with personal responsibilities. The expected cost of the wages for this hourly employee is expected to be less than $30,000 per fiscal year. Hoku will pay the associated wages of this assistant and will gross up Mr. Shindo to cover the personal income tax expense incurred by Mr. Shindo in connection with these arrangements.

Other Executive Officers

Name	Fiscal 2008 and 2009 Base Salary($)	Fiscal 2008 and 2009 Cash Value of Stock Bonus Target($)(1)	Fiscal 2008 Stock Option(#)(2)
Karl M. Taft III	$90,000	$180,000/$500,000	24,000
Darryl S. Nakamoto	90,000	180,000	18,000
Scott B. Paul	90,000	180,000	18,000

(1)	The executive officers named above will be entitled to receive a fully-vested stock award under our 2005 Equity Incentive Plan in the form of a stock bonus if certain corporate performance targets are achieved that are set for each executive officer by the Independent Members for fiscal 2008 and 2009, respectively, as may be modified by the Independent Members from time to time. The cash values reflected in the table above represent the maximum potential stock bonus issuable to these executive officers and is equal to 200% of each executive officer’s annual base salary, other than for Mr. Taft in fiscal 2009, which is equivalent to 556% of his annual base salary. The Independent Members will ultimately determine the amounts and the timing of the issuance of any stock bonus to these executive officers in their sole discretion. In order for these executive officers to be eligible to receive a stock bonus in the applicable fiscal year, each executive officer must also continue to be our employee as of the last day of the applicable fiscal year and on the applicable date of grant.
(2)	The executive officers named above will be eligible to receive a stock option grant for the number shares of our common stock stated above in fiscal 2008 and 2009, respectively, pursuant to our 2005 Equity Incentive Plan. Each stock option grant will be issued on the third business day following the announcement of our results for the applicable fiscal year, subject to certain limitations. Each option grant shall vest monthly over a one year period, commencing on April 1, 2011 for the fiscal 2008 option grant and April 1, 2012 for the fiscal 2009 option grant. In order for an executive officer to be eligible to receive a stock option grant in the applicable fiscal year, the executive officer must continue to be our employee as of the last day of the applicable fiscal year and on the applicable date of grant. Each stock option grant described above will be subject to accelerated vesting such that 50% of the unvested shares subject to each such stock option will automatically vest upon the consummation of a change of control of Hoku in the event that the executive officer’s employment with us is terminated without cause or the executive officer terminates his employment with us voluntarily for good reason within twelve months following a change of control, subject to the execution of a general release in favor of Hoku.

The Independent Members also approved having one of our employees spend a portion of his time assisting Mr. Taft with personal matters. Hoku will pay the associated wages of this assistant and will gross up Mr. Taft to cover the personal income tax expense incurred by Mr. Taft in connection with this arrangement.

Severance and Change of Control Benefits

Our executive officers are entitled to certain change of control benefits, the terms of which are described below under “Management—Change of Control Arrangements.” We believe these change-in-control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. Our executive officers are not entitled to any severance benefits.

Indemnification Agreement and D&O Liability Insurance

We have entered and expect to continue to enter into agreements to indemnify our directors and executive officers as determined by the Board of Directors. These agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers. We also maintain directors’ and officers’ liability insurance for the benefit of such persons.

Benefits

We also provide the following benefits to our executive officers, generally on the same basis provided to all of our employees:

•	health, dental insurance and vision;

•	life insurance;

•	medical and dependant care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment; and

•	a 401(k) plan.

We believe these benefits are consistent with companies with which we compete for employees. In August 2006, the Independent Members approved the payment of the medical premiums of the families of the executive officers as long as such family members did not have medical coverage separately available pursuant to another company-sponsored plan.

Stock Ownership Guidelines

While we believe equity ownership directly aligns the risk profile of our executive officers with that of the stockholders we have not at this time adopted any stock ownership guidelines for our executive officers.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code, as amended, limits the amount that we may deduct from our taxes for compensation paid to our three most highly compensated officers (other than our chief financial officer) to $1,000,000 per person per year, unless certain requirements are met. Section 162(m) provides exceptions from the application of the $1,000,000 limit for certain forms of “performance-based” compensation as well as for gain recognized by an officer upon the exercise of qualifying compensatory stock options. We believe that the stock options we have granted in the past have satisfied the exceptions provided under Section 162(m) from the $1,000,000 limit. While the Independent Members have not adopted a formal policy regarding the tax deductibility of compensation paid to our officers, the Independent Members intend to consider the tax deductibility of compensation under Section 162(m) as a factor in future compensation decisions.

We adopted SFAS No. 123(R) on April 1, 2005. SFAS No. 123(R) establishes accounting for stock-based awards exchanged for employee services. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. The compensation committee has determined to retain for the foreseeable future our stock option program as the sole component of its long-term compensation program, and, therefore, to record this expense on an ongoing basis according to SFAS No. 123(R).

REPORT OF THE INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Scientific, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Our executive compensation policies and practices are established and administered by the independent members of our Board of Directors, which include Messrs. Eldridge and Hirata and Dr. Stahlkopf, collectively the Independent Members. Messrs. Paul Yonamine and Lloyd M. Fujie also served as independent members of the Board of Directors during fiscal 2007. Our Board has adopted a Compensation Policy which clearly states the duties and responsibilities of the Independent Members with respect to executive compensation policies and practices. Our compensation policy may be found at www.hokuscientific.com under Company Information in the “Corporate Governance” section.

The Independent Members have reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussion, the Independent Members recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement due to its content, which accurately reflects our compensation program philosophy and our total compensation program as designed by the Independent Members.

INDEPENDENT MEMBERS OF THE BOARD OF DIRECTORS

Kenton T. Eldridge

Karl E. Stahlkopf

Dean K. Hirata

Compensation Committee Interlocks and Insider Participation

We do not have a separate compensation committee. None of our executive officers currently serves, or has served during fiscal 2007, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors.

EXECUTIVE COMPENSATION

The following table shows for fiscal 2007, compensation awarded or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our other two most highly compensated executive officers in fiscal 2007 who received at least $100,000 of total compensation. We refer to such persons elsewhere in this Proxy Statement as our named executive officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation	All Other Compensation($)		Total ($)
Dustin M. Shindo President and Chief Executive Officer	2007	$261,146	$240,000	—	$240,000	$4,316	(3)	$745,462

Darryl S. Nakamoto Chief Financial Officer, Treasurer and Secretary	2007	90,000	45,000	$128,581	45,000	792	(4)	309,373

Scott B. Paul Vice President, Business Development and General Counsel	2007	90,000	67,500	75,252	67,500	3,696	(4)	303,948

Karl M. Taft, III Chief Technology Officer	2007	90,000	67,500	22,662	67,500	2,823	(5)	250,485

(1)	Represents amount earned in fiscal 2007 and paid in May 2007 pursuant to our Fiscal 2007 Executive Incentive Compensation Plan, which is discussed in the section above entitled “Compensation Discussion and Analysis”.
(2)	The amounts shown in this column reflect the dollar amount recognized for financial statement reporting purposes for fiscal 2007, in accordance with SFAS No. 123(R) for stock options granted in fiscal 2007 and in prior years. The assumptions used in the calculation of these amounts are included in Note 7, “Stockholders’ Equity—Stock-Based Compensation”, of the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2007. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	This amount includes $1,004 for personal travel, $18 for use of Hoku personnel and $3,294 for medical benefits.
(4)	Represents amount for medical benefits.
(5)	This amount includes $975 for relocation expenses and $1,848 for medical benefits.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Approval Date of Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dustin M. Shindo	—	—	—	$240,000	$240,000	—	240,000	240,000	—	—	—
Darryl S. Nakamoto	07/24/06	07/17/06	—	90,000	90,000	—	90,000	90,000	60,000	$2.60	$2.23
Scott B. Paul	07/24/06	07/17/06	—	90,000	90,000	—	90,000	90,000	60,000	2.60	2.23
Karl M. Taft III	07/24/06	07/17/06	—	90,000	90,000	—	90,000	90,000	60,000	2.60	2.23

(1)	In July 2006, the Independent Members approved our Fiscal 2007 Executive Incentive Compensation Plan, or the 2007 Plan. Each incentive payment under the 2007 Plan could consist of either a cash payment, a stock award pursuant to our 2005 Equity Incentive Plan or both, at the sole discretion of the Independent Members. The maximum amount of an incentive payment an executive officer could receive upon achievement of the corporate targets was 200% of the executive officer’s base salary as of April 1, 2006. In February 2007, the Independent Members determined that 100% of the incentive payments under the 2007 Plan were to be allocated to a fully-vested stock award, or a Stock Bonus, to be issued at a later date. In April 2007, the Independent Members determined that 50% of the incentive payment under the 2007 Plan was instead to be allocated to cash and 50% was to be allocated to a Stock Bonus.
(2)	Represents a stock option granted under our 2005 Equity Incentive Plan. Stock options allow the holder to purchase a share of Hoku common stock at the fair market value per share of Hoku common stock on the date of grant. Stock options generally terminate three months after termination of an optionee’s service for any reason other than disability or death, 12 months after termination due to disability and 18 months after termination due to death.
(3)	Represents the closing price of our common stock on July 24, 2006 as reported on the NASDAQ Global Market.
(4)	Represents the aggregate grant date fair value of each stock option computed in accordance with SFAS No. 123(R). The per-share fair value of each stock option is $2.23.

Outstanding Equity Awards at Fiscal 2007 Year End

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
Dustin M. Shindo	—		—	—	—
Darryl S. Nakamoto	53,333	(3)	—	$0.525	01/24/15
	60,000	(4)	—	2.60	07/24/16
Scott B. Paul	70,000	(3)	—	0.075	07/18/13
	20,000	(3)	—	0.15	04/12/14
	33,333	(3)	—	0.375	12/13/14
	60,000	(4)	—	2.60	07/24/16
Karl M. Taft, III	33,000	(3)	—	0.075	08/01/13
	60,000	(4)	—	2.60	07/24/16

(1)	Represents a stock option granted under our 2005 Equity Incentive Plan. Stock options allow the holder to purchase a share of Hoku common stock at the fair market value per share of Hoku common stock on the date of grant. Each stock option has a ten year term. Stock options generally terminate three months after termination of an optionee’s service for any reason other than disability or death, 12 months after termination due to disability and 18 months after termination due to death. Vesting may accelerate pursuant to certain agreements, please see “Severance and Change of Control Agreements” below.
(2)	All stock options held by our named executive officers may be early exercised subject to a lapsing right of repurchase in the event such executive officer’s service terminates.
(3)	20% of the shares vest on the one year anniversary of the date of grant and 1/60th per month thereafter.
(4)	1/36th of the shares will vest on a monthly basis commencing on the second year anniversary of the date of the grant.

As of March 31, 2007, all shares of common stock held by our named executive officers were fully-vested and such executive officers did not hold any unvested stock awards.

Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)(1)		Value Realized on Vesting ($)(2)
Dustin M. Shindo	54,794	(3)	$240,000
Darryl S. Nakamoto	10,273		45,000
Scott B. Paul	15,410	(4)	67,500
Karl M. Taft, III	15,410	(5)	67,500

(1)	Represents fully-vested shares of common stock issued in May 2007 to such executive officer pursuant to our Fiscal 2007 Executive Incentive Compensation Plan.
(2)	The value realized was determined without considering any taxes that may have been owed and is equal to $4.38, the closing price of our common stock as reported on the NASDAQ Global Market May 11, 2007, the date of issuance, multiplied by the number of shares of common stock awarded.
(3)	Mr. Shindo was issued 36,137 shares of common stock, as 18,657 shares were withheld to satisfy withholding taxes.

(4)	Mr. Paul was issued 10,163 shares of common stock, as 5,247 shares were withheld to satisfy withholding taxes.
(5)	Mr. Taft was issued 10,132 shares of common stock, as 5,278 shares were withheld to satisfy withholding taxes.

Our named executive officers did not exercise any stock options during fiscal 2007.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during fiscal 2007.

Nonqualified Deferred Compensation

Our named executive officers did not earn any nonqualified compensation benefits from us during fiscal 2007.

Employment Agreements

We have not entered into employment agreements with any of our named executive officers.

Severance and Change of Control Agreements

The following provides information regarding termination of employment and change of control arrangements with our named executive officers.

Scott B. Paul

Scott B. Paul, our Vice President, Business Development and General Counsel, was granted a stock option to purchase 80,000 shares of our common stock at an exercise price of $0.075 per share in July 2003. In April 2004, Mr. Paul was granted a stock option to purchase 20,000 shares of our common stock at an exercise price of $0.15 per share. In December 2004, Mr. Paul was granted a stock option to purchase 33,333 shares of our common stock at an exercise price of $0.375 per share. Each of Mr. Paul’s stock option agreements was amended prior to our initial public offering in August 2005 to provide that, if Mr. Paul is terminated without cause within 18 months of a change of control, 50% of his unvested shares would become vested on the date of termination.

The following table describes the potential value of equity acceleration to Mr. Paul upon his termination without cause within 18 months of a change of control change of control, as if such termination had occurred on March 31, 2007:

Termination without Cause Following a Change in Control
Equity Acceleration	$236,701

(1)	Calculated based on a termination without cause following a change of control as of March 31, 2007 and assuming a price per share of $5.90, which is the closing price of our common shares as reported on the NASDAQ Global Market on March 30, 2007, the last market trading day for fiscal 2007.

Dustin M. Shindo

In May 2007, Dustin M. Shindo, our Chairman of the Board, President and Chief Executive Officer was granted a restricted stock award for 200,000 shares of common stock pursuant to our 2005 Equity Incentive Plan. The restricted stock award will vest 1/24th per month, commencing on April 1, 2007. The restricted stock award is subject to accelerated vesting, such that 50% of the unvested shares subject to such restricted stock award shall automatically vest upon the consummation of a change of control of Hoku in the event that Mr. Shindo’s employment with us is terminated without cause or Mr. Shindo terminates his employment with us voluntarily for good reason within twelve months following a change of control, subject to his execution of a general release in favor of Hoku. Please see the section above entitled “Compensation Discussion and Analysis—Fiscal 2008 and 2009 Executive Officer Compensation” for further information.

Fiscal 2008 and 2009 Stock Option Grants

Each stock option grant to our named executive officers in fiscal 2008 an 2009 will be subject to accelerated vesting such that 50% of the unvested shares subject to each such stock option will automatically vest upon the consummation of a change of control of Hoku in the event that the executive officer’s employment with us is terminated without cause or the executive officer terminates his employment with us voluntarily for good reason within twelve months following a change of control, subject to the execution of a general release in favor of Hoku. Please see the section above entitled “Compensation Discussion and Analysis—Fiscal 2008 and 2009 Executive Officer Compensation” for further information.

AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Hoku Scientific, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The Audit Committee operates under a written charter adopted by the Board in March 2005. A copy of the Audit Committee Charter may be found on Hoku’s website at www.hokuscientific.com under Company Information in the “Corporate Governance” section. The current members of the Audit Committee are Kenton T. Eldridge, Karl E. Stahlkopf and Dean K. Hirata, each of whom meets the independence standards established by NASDAQ and is an audit committee financial expert as defined in the applicable rules and regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended.

As is more fully described in its charter, the Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of Hoku. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by Hoku prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

Management is responsible for the financial reporting process, the preparation of financial statements in accordance with U.S. generally accepted accounting principles, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, Hoku’s independent registered public accounting firm for fiscal 2007, was responsible for performing an independent audit of the financial statements in accordance with GAAP and issuing a report thereon as of March 31, 2007. Their judgments as to the quality, not just the acceptability, of Hoku’s accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable accounting standards. It is the Audit Committee’s responsibility to oversee these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm, including the approval of audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

The Audit Committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. It is not the duty of the Audit Committee to plan or conduct audits, to determine that Hoku’s financial statements are complete and accurate and in accordance with GAAP, or to assess Hoku’s internal control over financial reporting. The Audit Committee relies, without independent verification, on the information provided by Hoku and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of the independent registered public accounting firm that such financial statements have been prepared in conformity with GAAP.

In this context, the Audit Committee reviewed and discussed the audited financial statements for fiscal 2007 with management and Ernst & Young LLP. Specifically, the Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as well as the auditor’s independence from management and Hoku, including the matters in the written disclosures and the letter from the independent registered public accounting firm received by the Audit Committee in accordance with the requirements of the Independence Standards Board Standard No. 1 and the rules of the Public Company Accounting Oversight Board. The Audit Committee has also considered whether the provision of certain permitted non-audit services by the Ernst & Young LLP is compatible with Ernst & Young LLP’s independence and discussed Ernst & Young LLP’s independence with Ernst & Young LLP.

Based on the Audit Committee’s review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report for fiscal 2007.

AUDIT COMMITTEE

Dean K. Hirata, Chairman

Kenton T. Eldridge

Karl E. Stahlkopf

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Hoku for the fiscal years ended March 31, 2006 and 2007 by Ernst & Young LLP.

	Fiscal Year Ended March 31,
	2007	2006
Audit Fees	$253,248	$321,462
Audit-related Fees	—	—
Tax Fees	33,000	—
All Other Fees	—	—

Total Fees	$286,248	$321,462

Audit Fees. Consists of fees billed for professional services rendered for the audit of Hoku’s financial statements, review of interim financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. We did not engage Ernst & Young LLP to perform any audit-related services during fiscal 2006 or 2007.

Tax Fees. We engaged Ernst & Young LLP to perform tax compliance, tax planning and tax advice services related to fiscal 2007.

All Other Fees. We did not engage Ernst & Young LLP to perform any services during fiscal 2006 or 2007 other than the services described above.

All the fees described above were pre-approved by our Audit Committee. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

Change in Independent Registered Public Accounting Firm during Fiscal 2006

On December 21, 2005, the Audit Committee of the Board approved the appointment of Ernst & Young LLP as our independent registered public accounting firm to audit Hoku’s financial statements for the fiscal year ending March 31, 2006 in place of KPMG LLP.

In connection with KPMG LLP’s financial audits of the fiscal years ended March 31, 2004 and 2005, KPMG LLP identified in a report to our Audit Committee a “reportable condition,” which primarily related to the fact that we did not have the appropriate financial management and reporting infrastructure in place to accurately and properly record and provide comprehensive financial information in accordance with GAAP. KPMG LLP advised that, as a result, a number of material audit adjustments to our financial statements were identified during the course of the audit. Had we at the time been a publicly-traded company, this “reportable condition” would have been characterized as a “material weakness” in internal controls as defined by Securities Exchange Act Rule 13a-15(e) and 15(d)-15(e). In order to address the reportable condition, we retained a controller on a part-time consulting basis in July 2005, who became a full-time employee in August 2005. We also undertook to further develop and document our accounting policies and financial reporting procedures. Our management reported to the Audit Committee the identification of the reportable condition identified by KPMG LLP, and KPMG LLP discussed the reportable condition with the Audit Committee. We authorized KPMG LLP to respond fully to the inquiries of Ernst & Young LLP concerning the subject matter of the reportable condition.

In connection with our audits for the fiscal years ended March 31, 2004 and 2005, and in the subsequent period before KPMG LLP’s dismissal on December 21, 2005, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that would have caused KPMG LLP to report the disagreement if it had not been resolved to the satisfaction of KPMG LLP. KPMG LLP’s reports on the financial statements for the fiscal years ended March 31, 2004 and 2005, included in the Form S-1 (File No. 333-124423), did not contain an adverse opinion or disclaimer of an opinion and were qualified or modified as to uncertainty, audit scope or accounting principles. KPMG LLP’s letter to the SEC stating its agreement with the statements in this paragraph is filed as an exhibit to our Current Report on Form 8-K filed on December 28, 2005.

During the fiscal years ended March 31, 2004 and 2005 and any subsequent interim period before our engagement of Ernst & Young LLP, we did not consult with Ernst & Young LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on our financial statements.

The following table represents aggregate fees billed to Hoku for the fiscal year ended March 31, 2006 by KPMG LLP.

Fiscal Year Ended March 31,
2006
Audit Fees	$588,874
Audit-related Fees	—
Tax Fees	—
All Other Fees	—

Total Fees	$588,874

Audit Fees. Consists of fees billed for professional services rendered for the audit of Hoku’s financial statements, review of interim financial statements, assistance with registration statements filed with the Securities and Exchange Commission, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. We did not engage KPMG LLP to perform any audit-related services during fiscal 2006.

Tax Fees. We did not engage KPMG LLP to perform any tax compliance, tax planning or tax advice services during fiscal 2006.

All Other Fees. We did not engage KPMG LLP to perform any services during fiscal 2006 other than the services described above.

Because Hoku’s initial public offering commenced on August 5, 2005, our Audit Committee was not required to, and did not pre-approve, all of the fees described above in fiscal 2006. After the commencement of our initial public offering, our Audit Committee began pre-approving all audit and permissible non-audit services by KPMG LLP and subsequently Ernst & Young LLP, and has pre-approved all new services since that time.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR FISCAL 2008

The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008 and the Board has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2007 Annual Meeting. Ernst & Young LLP has audited Hoku’s financial statements since December 2006. Representatives of Ernst & Young LLP are expected to be present at the 2007 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Hoku and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2007 Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION

The number of shares issuable upon exercise of outstanding stock options, the weighted-average exercise price of the outstanding options, and the number of stock options remaining for future issuance for each of our equity compensation plans as of March 31, 2007 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders(1)	668,381	$1.71	(3)	1,043,996	(4)
Equity compensation plans not approved by security holders(2)	—	—		—

Total	668,381	$1.71	(3)	1,043,996	(4)

(1)	This row includes our 2002 Stock Plan, 2005 Equity Incentive Plan, and 2005 Non-Employee Directors’ Stock Option Plan.
(2)	All of our equity compensation plans have been approved by our stockholders.
(3)	Represents weighted average exercise price of outstanding options only.
(4)	The number of shares of common stock reserved for issuance under our 2005 Equity Incentive Plan will automatically increase on April 1st of each year, from 2006 through 2014, in an amount equal to the lesser of 133,333 shares of our common stock or the number of shares of common stock granted pursuant to stock awards in the prior fiscal year. The number of shares of our common stock reserved for issuance under our 2005 Non-Employee Directors’ Stock Option Plan will automatically increase on April 1st of each year, from 2006 through 2014, by the number of shares of common stock subject to options granted during the preceding fiscal year, less the number of shares that reverted back to the share reserve during the preceding fiscal year. Our Board has the authority to designate a smaller number of shares by which the authorized number of shares of common stock will be increased under both plans prior to the last day of any fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Approval Policy

Related party transactions are governed by our Code of Conduct and our management monitors adherence to the Code of Conduct. In addition, each director and executive officer annually delivers to Hoku a questionnaire that includes, among other things, a request for information relating to any transactions in which both the director, executive officer, or their respective family members, and Hoku participates, and in which the director, executive officer, or such family member, has a material interest. The Audit Committee is responsible for the review, approval, or ratification of such related party transactions. Under SEC rules, a related party is a director, officer, nominee for director, or 5% stockholder of Hoku and their immediate family members. Transactions involving related parties are reviewed by the Audit Committee which determines whether the related party has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

Related Party Transactions and Relationships

During fiscal 2007, we had the following related party relationships:

Registration Rights Agreement

We have entered into an agreement with certain holders of our common stock, including directors and executive officers, including entities with which certain of our directors are affiliated, that provides for certain rights relating to the registration of their shares of common stock that were issued upon conversion of their preferred stock upon the closing of our initial public offering in August 2005. The directors and executive officers that are parties to this agreement are Dustin M. Shindo and Karl M. Taft III.

Change of Control Arrangement

We have entered into a stock restriction and change of control agreement with Scott B. Paul, our Vice President, Business Development and General Counsel. For information regarding this agreement, see “Change of Control Agreement.”

Employment Relationship

Ryan Shindo, our Director of Operations, is the brother of Dustin M. Shindo, our Chairman of the Board, President and Chief Executive Officer. Ryan Shindo has an annual salary of $40,000 and received a stock award of 1,000 shares of common stock in fiscal 2006, with a fair market value on the date of award of $6,400. In fiscal 2007, we awarded him 649 shares of common stock with a fair market value of $1,999. During fiscal 2007, we awarded 3,000 stock options at an exercise price of $2.75. During fiscal 2007, we expensed $16,274, relating to stock options granted to Ryan Shindo in fiscal 2007 and in prior fiscal years.

Consulting Agreement

Pursuant to a Consulting Agreement, dated August 20, 2006, by and between Hoku and Paul K. Yonamine, a former member of our Board of Directors, Mr. Yonamine has agreed to make introductions to senior level executives and to facilitate business discussions with companies in Japan as we may request. These services may include attending meetings in Japan, participating in conference calls, and drafting written correspondence on our behalf. In consideration for these services, all the stock options Mr. Yonamine received as a member of our Board of Directors will continue to vest in accordance with their terms as long as Mr. Yonamine continues to provide services pursuant to the Consulting Agreement. Mr. Yonamine holds stock options to purchase 19,259 shares of common stock. Mr. Yonamine will not receive any other cash or other compensation for his services. We will reimburse Mr. Yonamine for all pre-approved out-of-pocket expenses he incurs in rendering such services. The Consulting Agreement was effective as of September 7, 2006 and will terminate on September 7, 2007; however, it may be extended upon mutual consent by both parties.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Director and Officer Indemnification

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors. In addition, as permitted by our bylaws, we have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law.

All future transactions between us and our executive officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Hoku stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Secretary, Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707 or contact Darryl S. Nakamoto at (808) 682-7800. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the 2007 Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Dustin M. Shindo

Dustin M. Shindo,

Chairman of the Board, President and Chief Executive Officer

July 30, 2007

A copy of Hoku’s Annual Report to the Securities and Exchange Commission for the fiscal year ended March 31, 2007 is available without charge upon written request to: Secretary, Hoku Scientific, Inc., 1075 Opakapaka Street, Kapolei, Hawaii 96707. A copy of Hoku’s Annual Report may also be obtained at www.hokuscientific.com.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

    PROXY - (Continued from reverse side)

Hoku Scientific, Inc. 2007 Annual Meeting Proxy Card	Please mark your votes like this	X
The Board of Directors recommends a vote “FOR” the nominees for director listed below and a vote “FOR” proposal 2.

1. Election of directors.			2. To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.	For	Against	Abstain
(Instruction: To withhold authority to vote for the individual nominee, strike such nominee’s name from the list below.)	FOR the nominees listed to the left ☐	WITHHOLD AUTHORITY to vote ☐		☐	☐	☐
NOMINEES: Karl M. Taft III Kenton T. Eldridge

OTHER MATTERS: The Board of Directors knows of no other

matters that will be presented for consideration at the 2007 Annual Meeting. If any other matters are properly brought before the 2007 Annual Meeting, it is the intention of the persons named in the proxy card to vote on such matters in accordance with their best judgement.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. If no specification is made, this proxy will be voted FOR the election of the named nominee as director and FOR each of the proposals.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature if held jointly	Dated:	,
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Ú FOLD AND DETACH HERE AND READ THE REVERSE SIDE Ú

HOKU SCIENTIFIC, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON SEPTEMBER 6, 2007

The undersigned hereby appoints Dustin M. Shindo and Darryl S. Nakamoto and each of them, as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of Hoku Scientific, Inc. which the undersigned may be entitled to vote at the 2007 Annual Meeting of Stockholders of Hoku Scientific, Inc. to be held on Thursday, September 6, 2007 at 10:00 a.m. (local time) at the Sheraton Princess Kaiulani Hotel, Momoyama Restaurant, Peach Room, 120 Kaiulani Avenue, Honolulu, Hawaii 96815, and at any and all postponements, continuations and adjournments thereof with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the 2007 Annual Meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be dated and signed on reverse side)